Exhibit (10(e)
COMPASS BANCSHARES, INC.
SPECIAL SUPPLEMENTAL RETIREMENT PLAN
AS AMENDED AND RESTATED AS OF JANUARY 1, 2005
ARTICLE I
Purpose and Adoption of Plan
     1.1 Adoption: Compass Bancshares, Inc. (the “Company”) adopted and established the Compass Bancshares, Inc. Special Supplemental Retirement Plan (the “Plan”) effective as of May 1, 1997. The Plan is an unfunded top hat deferred compensation arrangement with benefits payable solely from the general assets of the Company.
     1.2 Purpose: The general purpose of this Plan is to provide a supplemental retirement benefit in excess of the retirement benefit payable under the Compass Bancshares, Inc. Retirement Plan (“Retirement Plan”) to be calculated (a) without regard to the limitations imposed by the Code that are applicable to the Retirement Plan and (b) by including bonuses and other incentive compensation that would otherwise be excluded from the definition of “Compensation” used to determine such retirement benefits under the Retirement Plan. The Company intends to limit participation in the Plan to a select group of management or highly compensated employees so that the Plan is an unfunded top hat plan exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA.
     1.3 Purpose and Effect of 2005 Amendment and Restatement. The purpose of this amendment and restatement is to (a) incorporate changes made to the Plan by Amendments Number One and Two adopted effective as of February 27, 2000, and February 9, 2001, respectively, (b) comply fully with Section 409A of the Code and the Treasury regulations and other guidance issued pursuant thereto and (c) increase the Supplemental Benefits due D. Paul Jones, Jr. This amendment and restatement shall be effective as of January 1, 2005, except in the case of the increase in the Supplemental Benefit due D. Paul Jones, Jr., which provision is effective as of June 19, 2006. With respect to any former employee of the Company or any Employing Company who commenced the receipt of Supplement Benefits provided under this Plan on or before December 31, 2004, the provisions of this Plan prior to this amendment and restatement shall continue to govern such benefits.
ARTICLE II
Definitions
     For purposes of the Plan the following terms shall have the following meanings unless a different meaning is plainly required by the context:
     2.1 “Administrative Committee” shall mean the Compensation Committee of the Board of Directors
     2.2 “Board of Directors” shall mean the Board of Directors of the Company
     2.3 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     2.4 “Company” shall mean Compass Bancshares, Inc.

     2.5 “Employee” shall mean any person who is currently employed by an Employing Company.
     2.6 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     2.7 “Employing Company” shall mean the Company or any affiliate or subsidiary (direct or indirect) of the Company.
     2.8 “Key Employee” shall mean, for purposes of this Plan and in accordance with Section 409A of the Code, a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof.
     2.9 “Participant” shall mean an Employee or former Employee of the Company who is eligible to receive benefits under the Plan.
     2.10 “Plan” shall mean Compass Bancshares, Inc. Special Supplemental Retirement Plan as amended from time to time.
     2.11 “Plan Year” shall mean the twelve (12) month period commencing January 1st and ending on the last day of December next following, except the first Plan Year shall be May 1, 1997 through December 31, 1997.
     2.12 “Retirement Plan” shall mean the Compass Bancshares, Inc. Retirement Plan, as amended from time to time.
     2.13 “Separation from Service” and “Separate from Service” shall mean a Participant’s separation from service as an employee with any Employing Company for purposes of Section 409A of the Code. A transfer of employment within or among the Employing Companies and any member of a controlled group, as provided in Section 409A(d)(6) of the Code, shall not be deemed a Separation from Service.
     The words in the masculine gender shall include the feminine and neuter genders and words in the singular shall include the plural and words in the plural shall include the singular. her terms used in this Plan shall have the same meaning as they have in the Retirement Plan.
ARTICLE III
Administration of Plan
     3.1 The Administrative Committee shall be responsible for the general administration of the Plan. The Administrative Committee may select a chairman and may select a secretary (who may, but need not, be a member of the Administrative Committee) to keep its records or to assist it in the discharge of its duties. A majority of the members of the Administrative Committee shall constitute a quorum for the transaction of business at any meeting. Any determination or action of the Administrative Committee may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by resolution or written memorandum concurred in by a majority of the members.

     3.2 No member of the Administrative Committee shall receive any compensation from the Plan for his service.
     3.3 The Administrative Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan as more particularly set forth herein. It shall interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan. Any such determination by it shall be conclusive and binding on all persons. It may adopt such regulations as it deems desirable for the conduct of its affairs. It may appoint such accountants, counsel, actuaries, specialists and other persons as it deems necessary or desirable in connection with the administration of this Plan, and shall be the agent for the service of process.
     3.4 The Administrative Committee shall be reimbursed by the Company for all reasonable expenses incurred by it in the fulfillment of its duties. Such expenses shall include any expenses incident to its functioning, including, but not limited to, fees of accountants, counsel, actuaries, and other specialists, and other costs of administering the Plan.
     3.5 (a) The Administrative Committee is responsible for the daily administration of the Plan. It may appoint other persons or entities to perform any of its fiduciary functions. The Administrative Committee and any such appointee may employ advisors and other persons necessary or convenient to help it carry out its duties, including its fiduciary duties. The Administrative Committee shall review the work and performance of each such appointee, and shall have the right to remove any such appointee from his position. Any person, group of persons or entity may serve in more than one fiduciary capacity.
          (b) The Administrative Committee shall maintain accurate and detailed records and accounts of Participants and of their rights under the Plan and of all receipts, disbursements, transfers and other transactions concerning the Plan. Such accounts, books and records relating thereto shall be open at all reasonable times to inspection and audit by the Board of Directors and by persons designated thereby.
          (c) The Administrative Committee shall take all steps necessary to ensure that the Plan complies with the law at all times. These steps shall include such items as the preparation and filing of all documents and forms required by any governmental agency; maintaining of adequate Participants’ records; withholding of applicable taxes and filing of all required tax forms and returns; recording and transmission of all notices required to be given to Participants and their Beneficiaries; the receipt and dissemination, if required, of all reports and information received from an Employing Company; and doing such other acts necessary for the proper administration of the Plan. The Administrative Committee shall keep a record of all of its proceedings and acts, and shall keep all such books of account, records and other data as may be necessary for proper administration of the Plan. The Administrative Committee shall notify the Company upon its request of any action taken by it, and when required, shall notify any other interested person or persons.
     3.6 The procedures for filing claims for payments under the Plan are described below:
          (a) Submission of Claim. It is the intent of the Company to make payments under the Plan without the Participant or beneficiary thereof (“claimant”) having to complete or submit any claim forms. However, any claimant who believes he or she is entitled to a payment under the Plan may submit a claim for payment to the Administrative Committee. Any claim for payments under the Plan must be made by the claimant in writing and state the claimant’s name and nature of benefits payable under the Plan. The claimant’s claim shall be deemed to be filed when delivered to a member of the Administrative Committee which shall make all determinations as to the right of any person persons to benefits hereunder.
          (b) Notice of Denial of Claim. If the claim is wholly or partially denied, the Administrative Committee shall provide written or electronic notice thereof to the claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim. An extension of time for processing the claim for benefits is allowable if special circumstances require an extension, but such an extension shall not extend beyond one hundred eighty (180) days from the date the claim for benefits is received by the Administrative Committee. Written notice of any extension of time shall be delivered or mailed within ninety (90) days after receipt of the claim and shall include an explanation of the special circumstances requiring the extension and the date by which the Administrative Committee expects to render the final decision.
          The notice of adverse benefit determination shall (i) specify the reason for the denial; (ii) reference the provisions of this Plan on which the denial is based; (iii) describe the additional material or information, if any, necessary for the claimant to receive benefits and explain why such information ‘s necessary; (iv) indicate the steps to be taken by the claimant if a review of the denial is desired, including the time limits applicable thereto; and (v) contain a statement of the claimant’s right to bring a civil action under ERISA in the event of an adverse determination on review. If notice of the adverse benefit determination is not furnished in accordance with the preceding provisions of this Section, the claim shall be deemed denied and the claimant shall be permitted to exercise his right to review as set forth below.
          (c) Review of Denied Claim. If a claim is denied and a review is desired, the claimant shall notify the Administrative Committee in writing within sixty (60) days after receipt of written notice of a denial of a claim. In requesting a review, the claimant may submit any written comments, documents, records, and other information relating to the claim, the claimant feels are appropriate. The claimant shall, upon request and free of charge, be provided reasonable access to, and copies of, all documents, records and other information “relevant” to the claimant’s claim for benefits. The Administrative Committee shall review the claim taking into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefit determination.
          (d) Decision on Review. The Administrative Committee shall provide the claimant with written notice of its decision on review within a reasonable period of time, but not later than sixty (60) days after receipt of a request for a review. An extension of time for making the decision on the request for review is allowable if special circumstances shall occur, but such an extension shall not extend beyond one hundred twenty (120) days from the date the request for review is received by the Administrative Committee. Written notice of the extension of time shall be delivered or mailed within sixty (60) days after receipt of the request for review, indicating the special circumstances requiring an extension and the date by which the Administrative Committee expects to render a determination.
          In the event of an adverse benefit determination on review, the notice thereof shall (i) specify the reason or reasons for the adverse determination; (ii) reference the specific provisions of this Plan on which the benefit determination is based; (iii) contain a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information “relevant” to the claimant’s claim for benefits; and (iv) inform the claimant of the right to bring a civil action under the provisions of ERISA.
          For purposes hereof, documents, records and information shall be considered “relevant” to the claimant’s claim if it (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, whether or not actually relied upon in making the determination; or (iii) demonstrates compliance with the administrative processes and safeguards of this claims procedure.
          (e) Preservation of Remedies. After exhaustion of the claims procedure as provided herein, nothing shall prevent the claimant from pursuing any other legal or equitable remedy otherwise available, including the right to bring a civil action under Section 502(a) of ERISA, if applicable.
ARTICLE IV
Arbitration
     4.1 Any controversy relating to a claim arising out of or relating to this Plan, including, but not limited to claims for benefits due under this Plan, claims for the enforcement of ERISA, claims based on the federal common law of ERISA, claims alleging discriminatory discharge under ERISA, claims based on state law, and assigned claims relating to this Plan shall be settled by arbitration in accordance with the then current Employee Benefit Claims Arbitration Rules of the American Arbitration Association (AAA) or any successor rules which are hereby incorporated into the Plan by this reference; provided, however, both the Company and the Participant shall have the right at any time to seek equitable relief in court without submitting the issue to arbitration.
     4.2 Neither the Participant (or his beneficiary) nor the Plan may be required to submit any such claim or controversy to arbitration until the Participant (or his beneficiary) has first exhausted the Plan’s internal appeals procedures set forth in Section 3.6. However, if the Participant (or his beneficiary) and the Company agree to do so, they may submit the claim or controversy to arbitration at any point during the processing of the dispute.
     4.3 The Company will bear all costs of an arbitration, except that the Participant will pay the filing fee set by the AAA and the arbitrator shall have the power to apportion among the parties expenses such as pre-hearing discovery, travel, experts’ fees, accountants’ fees, and attorney’s fees and except as otherwise provided herein. The decision of the arbitrator shall be final and binding on all parties, and judgment on the arbitrator’s award may be entered in any court of competent jurisdiction.
     4.4 If there is a dispute as to whether a claim is subject to arbitration, the arbitrator shall decide that issue. The claim must be filed with the AAA within the applicable statute of limitations period. The arbitrator shall issue a written determination sufficient to ensure consistent application of the Plan in the future.
     4.5 Any arbitration will be conducted in accordance with the following. provisions, not withstanding the Rules of the AAA. The arbitration will take place in a neutral location within the metropolitan area in which the Participant was or is employed by an Employing Company. The arbitrator will be selected from the attorney members of the Commercial Panel of the AAA who reside in the metropolitan area where the arbitration will take place and have at least 5 years of

ERISA experience. If an arbitrator meeting such qualifications is unavailable, the arbitrator will be selected from the attorney members of the National Panel of Employee Benefit Claims Arbitrators established by the AAA.
     4.6 In any such arbitration, each party shall be entitled to discovery of any other party as provided by the Federal Rules of Civil Procedure then in effect; provided, however, that discovery shall be limited to a period of 60 days. The arbitrator may make orders and issue subpoenas as necessary. The arbitrator shall apply ERISA, as construed in the federal Circuit in which the arbitration takes place, to the interpretation of the Plan and the Federal Arbitration Act to the interpretation of this arbitration provision. To the extent that state law is not preempted by ERISA, then the law of Alabama applies.
     4.7 Any party has the right to arrange for a stenographic record to be made of the proceedings, which stenographic record shall be the official record. Either party may make an offer of judgment at any time in accordance with the procedures of Rule 68 (or its successor) of the Federal Rules of Civil Procedure. The existence of such an offer is not admissible in any proceeding. If the monetary award of the arbitrator to a party is less than any monetary offer to that party plus 20 percent of such offer, then that party receiving such award shall pay the other party his reasonable attorneys’ fees, experts’ fees, accountants’ fees and other costs incurred with respect to the arbitration following the date of the offer of judgment. Such amount is to be deducted from the award prior to payment. Arbitration is the exclusive remedy for any dispute between the parties other than equitable relief which either party may seek through the court system.
ARTICLE V
Eligibility
     5.1 Any Employee who is a member of a select group of management or highly compensated Employees, who is eligible to participate in the Retirement Plan, and who is selected for participation in the Plan by the Administrative Committee in its sole discretion, shall be eligible to participate in the Plan. An Employee who is selected to participate shall be designated on Exhibit A attached hereto. An Employee shall become a Participant by agreeing to be bound by the terms of the Plan, including the non-competition provisions of Article VII.
     5.2 Notwithstanding the above, the Administrative Committee shall be authorized to modify the eligibility requirements and rescind the eligibility of any Participant if necessary to insure that the Plan is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees under ERISA.
ARTICLE VI
Benefits
     6.1 Subject to compliance with the provisions of Article VII, the benefits (hereinafter referred to as “Supplemental Benefits”) payable to or on behalf of a Participant under this Plan shall be determined based on the formula (A) minus (B) where:
          “(A)” is the amount of such Participant’s benefits payable pursuant to the Retirement Plan calculated in accordance with the terms and conditions thereof, but without the application of (i) the limitations imposed by the Retirement Plan to meet the requirements of Section 415 of the Code, (ii) any maximum dollar limitation imposed by Section 40l(a)(l7) of the Code on the amount of such

Participant’s compensation that may be taken into account in determining the amount of the Participant’s benefits under the Retirement Plan, (iii) the exclusion from compensation recognized for computing benefits under the Retirement Plan for amounts deferred under the non-qualified deferred compensation plans of the Company, and after including (iv) the amount of the average annual bonuses paid to the Participant for those five years (which need not be consecutive) prior to the Participant’s Separation from Service during which the Participant’s compensation that would be recognized under the Retirement Plan if there were no tax law limitations and no exclusion for deferred compensation amounts, plus his bonuses, produce the five highest years of compensation plus bonuses.
          “(B)” is the amount of such Participant’s benefits actually payable under the Retirement Plan calculated after application of (i) the limitations imposed by the Retirement Plan to meet the requirements of Section 415 of the Code, (ii) any maximum dollar limitation imposed by the Code on the amount of such Participant’s compensation that may be taken into account in determining the amount of the Participant’s benefits under the Retirement Plan, and (iii) the exclusion from compensation recognized for computing benefits under the Retirement Plan for amounts deferred under the non-qualified deferred compensation plans of the Company and for amounts received as bonuses and other incentive pay.
Notwithstanding the preceding provisions of this Section 6.1, in the event that D. Paul Jones, Jr. shall Separate from Service on or after the date on which he attains sixty (60) years of age, then in lieu of the amount of benefit determined using “(A)” above, he shall receive a monthly retirement benefit for the remainder of his life, beginning upon the first day of the month following his Separation from Service (whether before or after his Normal Retirement Age), calculated using the above formula but substituting for “(A)” thereof an amount equal to: sixty-five percent (65%) of his Average Monthly Compensation calculated without the application of the limitations and exclusions described in (i)-(iii) of “(A)” above, by including in such compensation his annual bonuses and based upon his monthly compensation averaged over the three (3) Plan Years that produce the highest Average Monthly Compensation. If D. Paul Jones, Jr. shall die after the commencement of retirement benefits calculated under this paragraph and is survived by a spouse, his spouse shall be entitled to a monthly survivor benefit for the remainder of her life calculated using the above formula but substituting for purposes of calculating the benefit fifty percent (50%) of D. Paul Jones, Jr.’s Average Monthly Compensation for sixty-five percent (65%).
     6.2 In the event a Participant is a Key Employee, payment of the Supplemental Benefits described in Section 6.1 shall not commence until the first day of the month immediately following the six (6) month anniversary of the Participant’s Separation from Service (the “Payment Commencement Date”); provided however, that on the Payment Commencement Date, the Company shall pay to any such Participant an amount equal to the Supplemental Benefits that would have otherwise been paid to such Participant but for the application of this Section 6.2, plus interest at the prime rate as reported in the Wall Street Journal per annum calculated from the date such payments would have otherwise been made but for the application of this Section 6.2. If there is more than one prime rate reported in the Wall & vet Journal, the interest rate shall be based upon the highest of such prime rates.
     6.3 Subject to compliance with the provisions of Article VII, a Participant shall become vested in the benefit payable under Section 6.1 at the same time that he becomes vested under the Retirement Plan.

     6.4 Subject to compliance with the provisions of Article VII, a death benefit shall be payable to a surviving spouse or other designated beneficiary of the Participant if a death benefit is payable under the terms of the Retirement Plan. Such death benefit shall be computed using the same factors and assumptions used to compute the applicable death benefit under the Retirement Plan and shall be paid in the same form as such death benefit, except that the amount of the death benefit shall be computed with respect to the amount of the benefit the Participant accrues under this Plan. Notwithstanding the preceding provisions of this Section 6.4, in the event that, regardless of his age, D. Paul Jones, Jr. shall die after February 1, 2001, but before he shall have commenced receiving retirement benefits under Section 6.1 hereof, and is survived by a spouse, his spouse shall be entitled to a death benefit payable monthly for the remainder of her life calculated as set forth in the last sentence of Section 6.1.
ARTICLE VII
Covenant Not to Compete. Non-Solicitation,
Non-Disclosure and Forfeiture
     7.1 As a condition of participation in the Plan, Employee agrees with the Company and his Employing Company as follows:
          (a) While Employee is employed by any Employing Company, Employee will devote his or her entire time, energy and skills to the service of the Employing Company. Such employment shall be at the will and the pleasure of the board of directors of each Employing Company.
          (b) Employee will not, during the term of his or her employment with an Employing Company, and after termination for any reason of his or her employment with an Employing Company, directly or indirectly, either individually or as a stockholder, director, officer, consultant, independent contractor, employee, agent, member or otherwise of or through any corporation, partnership, association, joint venture, firm, individual or otherwise (hereinafter “Firm”), or in any other capacity:
               (i) Carry on or engage in a business like or similar to any business engaged in by the Employing Company in any territory in which the Employing Company has been or is conducting business;
               (ii) Solicit or do business with any customer of the Employing Company; or
               (iii) Solicit, directly or indirectly, any employee of any Employing Company to leave their employment with the Employing Company for any reason. For purposes of this Agreement, the Employing Company and Employee agree that Employee shall be deemed to have solicited an employee in violation of this Agreement if such employee is hired by Employee or his or her Firm within six (6) months of Employee’s last employment date with any Employing Company.
          (c) During the term of his or her employment with an Employing Company and thereafter, Employee shall not divulge, or furnish or make accessible to any third party, company, corporation or other organization (including, but not limited to, customers, competitors or governmental agencies), without the Company’s prior written consent, any trade secrets, customer lists, information regarding customers, or other confidential information concerning any Employing Company or its business, including without limitation confidential methods of operation and organization, trade secrets, confidential matters related to pricing, markups, commissions and customer lists.
     7.2 In the event of a breach by Employee of all or any part of the provisions of subdivisions (b) or (c) of Section 7.1, the Employee shall immediately forfeit all rights to all benefits under this Plan and the Company shall be entitled to receive from the Employee an amount equal to all benefits previously paid to Employee.
     7.3 In the event of a breach or threatened breach by Employee of all or any part of the provisions of subdivisions (b) of Section 7.1 within the two-year period following his termination of employment or (c) of this Section 7.1 at any time, the Company shall in addition to any remedies that may be applicable under Section 7.2, be entitled to a preliminary and permanent injunction restraining Employee from such breach without limiting any other rights or remedies available to the Company for such breach or threatened breach. The two-year period during which the Company shall be entitled to an injunction for breach or threatened breach of subdivisions (b) of Section 7.1 shall be extended by any period of time during which Employee is in default of the covenants contained in this Article VII.
     7.4 Employee specifically recognizes and affirms that each of the covenants contained in subdivisions (b) and (c) of this Section 7.1 is a material and important term of this Plan which has induced the Company to permit Employee to participate in this Plan, and Employee further agrees that should all or any part or application of subdivisions (b) or (c) of Section 7.1 of this Plan be held or found invalid or unenforceable for any reasons whatsoever by a court of competent jurisdiction in an action between Employee and the Company, such invalidity or unenforceability shall not affect any other provisions of the Plan, and the Company shall be entitled to rescind (but not obligated to do so) all benefits under Article VI granted to Employee under this Plan. If Employee has been paid benefits under this Plan, the Company shall be entitled to receive from Employee an amount equal to all benefits paid to Employee.
     7.5 Notwithstanding any provision to the contrary herein contained, Section 7.1(b) shall not apply:
          (a) Upon the involuntary termination of the Employee’s employment by an Employing Company other than for Cause within one (I) year following a Sale of the Company; or
          (b) Upon the voluntary termination of employment by the Employee for any reason within the thirty (30) day period immediately after the one (1) year period following a Sale of the Company.
For purposes of this Agreement, “Cause” shall mean (i) a willful and material violation of applicable banking laws and regulations, (ii) dishonesty, (iii) theft, (iv) fraud, (v) embezzlement, (vi) commission of a felony or a crime involving moral turpitude, (vii) substantial dependence or addiction to alcohol or any drug, (viii) conduct disloyal to an Employing Company or its affiliates, or (ix) willful dereliction of duties or disregard of lawful instructions or directions of the officers of directors of an Employing Company or its affiliates relating to a material matter.

For purposes of this Article, “Sale of the Company” shall mean, for this purpose, (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), or (ii) consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, unless, following such acquisition of beneficial ownership or transaction, (a) more than 60% of the then outstanding shares of common stock of the Person resulting from such reorganization, merger or consolidation, or (b) more than 60% of the then outstanding shares of common stock of the Person acquiring such beneficial ownership or assets, and the combined voting power of the then Outstanding Voting Securities of such Person entitled to vote generally in the election of directors of such Person, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of Outstanding Common Stock and Outstanding Voting Securities immediately prior to such acquisition or transaction, in substantially the same proportions as their ownership of Outstanding Common Stock and Outstanding Voting Securities prior to such event.
ARTICLE VIII
Nature of Employer Obligation and Participant Interest
     8.1 A Participant, his beneficiary, and any other person or persons having or claiming a right to payments under this Plan shall rely solely on the unsecured promise of the Company set forth herein, and nothing in this Plan shall be construed to give a Participant, beneficiary, or any other person or persons any right, title, interest, or claim in or to any specific assets, fund, reserve, account, or property of any kind whatsoever owned by the Company or in which it may have any right, title, or interest now or in the future; but a Participant shall have the right to enforce his or her claim against the Company in the same manner as any unsecured creditor.
     8.2 All amounts paid under this Plan shall be paid in cash from the general assets of the Company. Benefits shall be reflected on. the accounting records of the Company but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company and an employee or any other person. Neither the employee or a beneficiary of an employee shall acquire any interest greater than that of an unsecured creditor.
     8.3 Any Supplemental Benefits payable under this Plan shall be independent of, and in addition to, any other benefits or compensation of any sort, payable to or on behalf of the Participant under or pursuant to any other arrangement sponsored by the Company or any other agreement between the Company and the Participant.
ARTICLE IX
Miscellaneous Provisions
     9.1 Neither the Participant, his beneficiary, nor his legal representative shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments of this Plan shall be void and have no effect.
     9.2 This Plan may be amended, modified, or terminated by the Board of Directors in its sole discretion at any time and from time to time; provided, however, that no such amendment, modification, or termination shall impair any rights to benefits under the Plan prior to such amendment, modification, or termination. The Plan may also be amended or modified by the Administrative Committee if such amendment or modification does not involve a substantial increase in cost to the Company.
     9.3 It is expressly understood and agreed that the payments made in accordance with the Plan are in addition to any other benefits or compensation to which a Participant may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment by an Employing Company.
     9.4 The Company shall deduct from each payment under the Plan the amount of any tax (whether federal, state or local income taxes, Social Security taxes or Medicare taxes) required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of the person entitled to such distribution.
     9.5 No provision of this Plan shall be construed to affect in any manner the existing rights of an Employing Company to suspend, terminate, alter, or modify, whether or not for cause, the employment relationship of the Participant and an Employing Company.
     9.6 In making any distribution to or for the benefit of any minor or incompetent person, the Administrative Committee in its sole discretion, may, but need not, direct such distribution to be made to a legal or natural guardian or other relative of such minor or court appointed committee of such incompetent, or to any adult with whom such minor or incompetent temporarily or permanently resides, and any such guardian, committee, relative or other person shall have full authority and discretion to expend such distribution for the use and benefit of such minor or incompetent. The receipt of such guardian, committee, relative or other person shall be a complete discharge of the Company without any responsibility on its part or on the part of the Administrative Committee to see to the application thereof.
     9.7 In the event that any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions hereof, and this Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth herein.
     9.8 This Plan, and all its rights under it, shall be governed by and construed in accordance with the laws of the State of Alabama except to the extent preempted by federal law pursuant to ERISA.
     9.9 This Plan shall be binding upon the Company, its assigns, and any successor which shall succeed to substantially all of its assets and business through merger, consolidation or acquisition.
     9.10 Section 409A of the Code, as added by the American Jobs Creation Act of 2004 (AJCA), substantially revised the requirements applicable to certain deferred compensation arrangements. This Plan is intended to comply, and to be operated in all respects in compliance, with the requirements of Section 409A of the Code and all Internal Revenue Service rulings, Treasury regulations or other pronouncements or guidance implementing or interpreting its provisions. All provisions of this Plan shall be interpreted or construed so as to meet the requirements of -Section 409A of the Code and all Treasury regulations, rulings and other pronouncements or guidance thereunder and no action, amendment or termination of the Plan shall be effective to the extent it would cause the Plan to violate the requirements of Section 409A of the Code. In the event subsequent Treasury regulations, Internal Revenue Service rulings or other pronouncements or guidance interpreting or implementing the provisions of Section 409A of the Code affect any provisions of this Plan, this Plan shall be amended, as necessary, to comply with such regulation, ruling or other pronouncement or guidance; and, until adoption of any such amendment, the provisions hereof shall be construed and interpreted, to the extent possible, to comply with the applicable provisions of such regulation, ruling or other pronouncement or guidance: No such amendment to the Plan shall be considered prejudicial to any interest of a Participant or beneficiary hereunder.
(Signature Page Follows)

     IN WITNESS WHEREOF, the Plan has been executed as of this & day of 10th day of November, 2006.

ATTEST:		COMPASS BANCSHARES, INC.

By:	/s/ Jerry W. Powell	By:	/s/ Garrett R. Hegel

	Its: Secretary		Its: Chief Financial Officer

Exhibit — A
Compass Bancshares, Inc.
Special Supplemental Retirement Plan
Name
1. D. Paul Jones, Jr.
2. Charles E. McMahen (Mr. McMahen commenced receiving Supplemental Benefits under the Plan on December 31, 2003, and therefore, the provisions of the Plan in existence before the effective date of this amendment and restatement shall continue to apply to the distribution of Mr. McMahen’s Supplemental Benefits).